Exhibit 99.1

News Corporation

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2007

NEWS CORPORATION REPORTS RECORD THIRD

QUARTER OPERATING INCOME OF $1.2 BILLION;

GROWTH OF 23% OVER THIRD QUARTER A YEAR AGO

REVENUES INCREASE 21% TO $7.5 BILLION

NET INCOME INCREASES 6% TO $871 MILLION

QUARTER HIGHLIGHTS

•	Filmed Entertainment delivers record operating income contribution of $410 million, up 82%, on strong theatrical release slate and continued success of film and television home entertainment titles.

•	Cable Network Programming operating income up 34% as increased affiliate revenues drive growth at the Fox News Channel, the FX Network and the Regional Sports Networks.

•

SKY Italia generates operating income of $91 million, an improvement of 32% versus a year ago, reflecting net subscriber additions of 456,000 over the past 12 months as the subscriber base expands to 4.17 million.

•	Television operating income decreases as advertising strength at the FOX broadcast network and the station group is offset primarily by losses from the first year of MyNetworkTV.

•	Publishing businesses aggregate operating income increases primarily on strength of free-standing inserts and in-store marketing products at Magazines and Inserts.

NEW YORK, NY, May 9, 2007 – News Corporation (NYSE: NWS, NWSA; ASX: NWS, NWSLV) today reported third quarter net income of $871 million ($0.27 per share on a diluted combined basis1) as compared with $820 million ($0.26 per share on a diluted combined basis1) reported in the third quarter a year ago. The year-on-year growth primarily reflects increased consolidated operating income partially offset by lower equity earnings of affiliates and a decline in Other, net, both resulting primarily from the sale of Innova that was included in the prior year results.

Consolidated operating income for the third quarter of $1.2 billion was up 23% versus the $1.0 billion reported a year ago, primarily driven by double-digit percentage increases at the Filmed Entertainment, Cable Network Programming, Direct Broadcast Satellite Television and Magazines and Inserts segments.

(1)	See supplemental financial data on page 12 for detail on earnings per share

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2007

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“We continue to be pleased with the broad-based momentum we are achieving across our various operating segments. While filmed entertainment’s record quarter was the biggest driver of our 23% operating income and 21% revenue growth, it was far from our only catalyst. Sustained subscriber momentum at SKY Italia, ratings strength at our broadcast network and growth across our myriad of cable assets also resulted in very solid returns. Additionally, the popularity of our internet assets is translating into improved results, and we have just begun to scrape the surface of their potential.

“Along those lines we took several additional steps during the quarter to further capitalize on the evolving digital world. We announced, along with NBC Universal, the launch of the largest internet video distribution network ever assembled. And separately, we finalized a joint venture combining Jamba and Fox Mobile Entertainment assets to form a leading global provider of mobile entertainment. Both of these transactions ideally complement our existing asset base and further solidify our position as a leader in the evolving media landscape.”

Consolidated Operating Income

	3 Months Ended March 31,		9 Months Ended March 31,
	2007	2006	2007	2006
	US $ Millions
Filmed Entertainment	$410	$225	$1,119	$892
Television	273	286	577	629
Cable Network Programming	282	211	806	670
Direct Broadcast Satellite Television	91	69	66	(45)
Magazines and Inserts	102	90	254	242
Newspapers	156	153	450	347
Book Publishing	29	26	138	173
Other	(104)	(49)	(176)	(68)

Total Consolidated Operating Income	$1,239	$1,011	$3,234	$2,840

REVIEW OF OPERATING RESULTS

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported record third quarter operating income of $410 million versus the $225 million reported in the same period a year ago. The 82% growth primarily reflects increased contributions from theatrical releases as well as higher contributions from film and television home entertainment releases.

Higher third quarter film results were driven by the strong worldwide theatrical performance of Night at the Museum, grossing over $570 million in worldwide box office

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2007

to date, and the worldwide home entertainment performances of theatrical hits Borat: Cultural Learnings of America for Make Benefit Glorious Nation of Kazakhstan, The Devil Wears Prada, Little Miss Sunshine, Ice Age: The Meltdown and Eragon.

Twentieth Century Fox Television increased contributions versus the third quarter a year ago, primarily reflecting continued momentum in home entertainment sales, most notably from Prison Break and 24.

TELEVISION

The Television segment reported third quarter operating income of $273 million, a decline of $13 million versus the same period a year ago as increased contributions from the FOX Broadcasting Company and Fox Television Stations were more than offset by lower contributions from STAR and by losses from the first year of MyNetworkTV.

At the FOX Broadcasting Company (FBC), third quarter operating income increased 49% versus a year ago as higher pricing drove primetime advertising revenue growth. The higher primetime advertising revenues were partially offset by increased programming costs for several returning series including American Idol, 24, and House, as well as new series Are You Smarter than a 5th Grader, which was FBC’s highest rated series premiere in more than 13 years among Adults 18-49.

Fox Television Stations’ third quarter operating income increased 4% from the same period a year ago as advertising revenues expanded primarily on the strength of FBC’s primetime and sports programming. The increased revenues from the FBC affiliated stations were partially offset by lower revenues at the MyNetworkTV stations as well as by costs associated with the further expansion of local newscasts and spending on local station internet initiatives.

STAR’s third quarter operating income decreased from the same period a year ago as 11% revenue growth, primarily from higher advertising revenues, was more than offset by higher programming costs. The increased advertising revenue reflects the broadcast on STAR PLUS of Kaun Banega Crorepati 3, India’s version of Who Wants to Be a Millionaire.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported third quarter operating income of $282 million, an increase of $71 million over last year’s results. The 34% growth primarily reflects higher contributions from Fox News Channel, the FX Network (FX), the Regional Sports Networks (RSNs) and the Fox International Channels.

The Fox News Channel (FNC) reported operating income growth of 49% compared to the third quarter a year ago primarily from increased affiliate rates driving affiliate revenue growth. During the quarter, viewership at FNC was nearly double its nearest competitor in primetime and was over 60% higher on a 24-hour basis reflecting FNC broadcasting the top six shows in cable news.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2007

At our other cable channels (including the RSNs, FX, Fox International Channels and SPEED Channel) operating profit increased nearly 30% from last year’s third quarter results. Revenue gains at the RSNs, primarily from increased affiliate rates and subscribers, were partially offset by higher programming costs associated with an expanded slate of NBA and NHL games. At FX, increased contributions were driven by higher affiliate revenues from increased rates and subscribers, and by advertising revenue growth on continued ratings strength. Additionally, lower programming costs versus the prior year, which included NASCAR, as well as several non-returning original series, also contributed to the year-on-year growth. The current quarter also included marketing and programming costs for several new original series, including Dirt and The Riches, both of which premiered during the quarter and contributed to increased ratings versus the same period a year ago.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported third quarter operating income of $91 million, an increase of $22 million versus the $69 million a year ago. This 32% improvement on local currency revenue growth of 12% primarily reflects subscriber additions, with more than 456,000 net subscribers added over the past 12 months, bringing SKY Italia’s subscriber base to 4.17 million at quarter end. The revenue growth was partially offset by increased programming spending associated with the larger subscriber base, as well as costs associated with broadcasting additional Series A and Series B soccer matches.

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported third quarter operating income of $102 million, an increase of 13% versus the $90 million reported in the quarter a year ago. The growth was primarily driven by increased page volume and lower printing costs for free-standing inserts, as well as by reduced operating costs for in-store marketing products.

NEWSPAPERS

The Newspapers segment reported third quarter operating income of $156 million, a slight increase from the $153 million reported in last year’s results as increased contributions from the Australian newspaper group were offset by lower contributions from the U.K. newspaper group.

The Australian newspaper group reported third quarter operating income slightly above a year ago in local currency terms as advertising and circulation revenue growth was mostly offset by increased newsprint and production costs. Advertising revenue gains were primarily driven by the strength of retail, real estate and employment advertising, while circulation revenues expanded slightly on higher cover prices.

The U.K. newspaper group reported an operating income decline in local currency terms as modest advertising and circulation revenue decreases were partially offset by increased internet revenues and lower promotional and production costs. The

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2007

advertising revenue declines were across all major titles, led by softness in both display and classified advertising, while circulation revenue declines were primarily the result of decreased circulation and regional cover price reductions at The Sun.

BOOK PUBLISHING

HarperCollins reported third quarter operating income of $29 million, an increase of $3 million versus the same period a year ago. The 12% year-on-year increase included strong sales of The Measure of a Man by Sidney Poitier, an Oprah Book Club selection, The Proper Care and Feeding of Marriage by Dr. Laura Schlessinger and Somebody’s Gotta Say It by Neal Boortz. During the quarter, HarperCollins had 48 books on The New York Times bestseller list, including seven books that reached the #1 spot.

OTHER

Operating results from the Other segment during the third quarter declined by $55 million primarily due to losses associated with the 2007 Cricket World Cup. These losses, which related to the final event under the Company’s programming contract with the International Cricket Council, were due to substantial advertising weakness as viewership declined with the early elimination of popular teams India and Pakistan.

OTHER ITEMS

In April 2007, the previously announced share exchange agreement with Liberty Media Corporation was approved by News Corporation’s Class B common stockholders. Upon completion, Liberty will exchange its entire 16.3 percent economic position in News Corporation for the Company’s entire interest in The DIRECTV Group, three Regional Sports Networks and $588 million of cash, subject to adjustment. The transaction remains subject to customary closing conditions including various regulatory approvals. Completion is expected during the second half of calendar 2007 and, when consummated, will be immediately accretive to News Corporation’s earnings per share.

On June 13, 2005, the Company announced that its Board of Directors approved a stock repurchase program, under which the Company was authorized to acquire up to an aggregate of $3.0 billion in the Company’s Class A and Class B common stock. On May 10, 2006, the Board authorized an increase of that $3.0 billion buyback to $6.0 billion. As of May 9, 2007, the Company has purchased over $3.3 billion of stock under the program. The remaining repurchases are expected to be completed by May 2008, but may be suspended or discontinued at any time.

In May 2007, the Company confirmed that it has made a friendly offer to Dow Jones and Company to acquire all of the outstanding shares of the company for $60 per share in cash, or in a combination of cash and News Corporation stock.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2007

REVIEW OF EQUITY EARNINGS OF AFFILIATES’ RESULTS

Third quarter net earnings from affiliates were $255 million versus $264 million in the same period a year ago. The $9 million decrease was primarily due to absence of equity earnings from Innova, sold in February 2006, and Sky Brasil, sold in August 2006, partially offset by improved earnings from The DIRECTV Group. The DIRECTV Group’s results reflect subscriber growth and increased pricing, as well as lower expenses from the set-top receiver lease program.

The Company’s share of equity earnings of affiliates is as follows:

				3 Months Ended March 31,		9 Months Ended March 31,
	% Owned			2007	2006	2007	2006
				US $ Millions
BSkyB	39%	(a	)(c)	$101	$100	$273	$286
The DIRECTV Group	38%	(b	)(c)	106	61	336	89
Other affiliates	Various	(d	)	48	103	138	235

Total equity earnings of affiliates				$255	$264	$747	$610

(a)	Due to BSkyB’s stock repurchase program, News Corporation’s ownership in BSkyB increased to 39% as of March 31, 2007 from approximately 38% as of March 31, 2006.
(b)	Due to The DIRECTV Group’s stock repurchase program, News Corporation’s’ ownership in The DIRECTV Group increased to 38% at March 31, 2007 from 37% at March 31, 2006.
(c)	Please refer to respective companies’ earnings releases for detailed information.
(d)	Primarily comprised of Gemstar-TV Guide International, Fox Cable Networks affiliates, Sky Network Television Limited, Innova (through February 16, 2006) and Sky Brasil (through August 23, 2006).

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2007

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date results are as follows:

	9 Months Ended
	March 31,
	2007	2006
Australian Dollar/U.S. Dollar	0.77	0.75
U.K. Pounds Sterling/U.S. Dollar	1.91	1.76
Euro/U.S. Dollar	1.29	1.20

To receive a copy of this press release through the Internet, access News Corporation’s corporate website located at http://www.newscorp.com

Audio from News Corporation’s conference call with analysts on the third quarter results can be heard live on the internet at 8:30 A.M. Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:

Reed Nolte, Investor Relations	Andrew Butcher, Press Inquiries
212-852-7092	212-852-7070

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2007

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended		9 Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
	US $ Millions (except per share amounts)
Revenues	$7,530	$6,198	$21,288	$18,545
Expenses:
Operating	4,915	4,006	14,000	12,116
Selling, general and administrative	1,145	989	3,400	2,926
Depreciation and amortization	224	189	637	561
Other operating charges	7	3	17	102

Operating income	1,239	1,011	3,234	2,840
Other income (expense):
Interest expense, net	(141)	(141)	(406)	(410)
Equity earnings of affiliates	255	264	747	610
Other, net	47	170	493	243

Income from continuing operations before income tax expense and minority interest in subsidiaries	1,400	1,304	4,068	3,283
Income tax expense	(517)	(471)	(1,486)	(1,145)
Minority interest in subsidiaries, net of tax	(12)	(13)	(46)	(44)

Income from continuing operations	871	820	2,536	2,094
Gain on disposition of discontinued operations, net of tax	—	—	—	381

Income before cumulative effect of accounting change	871	820	2,536	2,475
Cumulative effect of accounting change, net of tax	—	—	—	(1,013)

Net income	$871	$820	$2,536	$1,462

Basic earnings per share:
Income from continuing operations
Class A	$0.29	$0.27	$0.85	$0.68
Class B	$0.24	$0.23	$0.71	$0.57
Net income
Class A	$0.29	$0.27	$0.85	$0.48
Class B	$0.24	$0.23	$0.71	$0.40

Diluted earnings per share:
Income from continuing operations
Class A	$0.29	$0.27	$0.84	$0.68
Class B	$0.24	$0.22	$0.70	$0.57
Net income
Class A	$0.29	$0.27	$0.84	$0.48
Class B	$0.24	$0.22	$0.70	$0.40

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2007

CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2007	2006
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$7,246	$5,783
Receivables, net	6,047	5,150
Inventories, net	2,264	1,840
Other	404	350

Total current assets	15,961	13,123

Non-current assets:
Receivables	485	593
Investments	11,407	10,601
Inventories, net	2,610	2,410
Property, plant and equipment, net	5,280	4,755
Intangible assets, net	11,526	11,446
Goodwill	13,361	12,548
Other non-current assets	984	1,173

Total non-current assets	45,653	43,526

Total assets	$61,614	$56,649

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$362	$42
Accounts payable, accrued expenses and other current liabilities	4,683	4,047
Participations, residuals and royalties payable	1,362	1,007
Program rights payable	874	801
Deferred revenue	540	476

Total current liabilities	7,821	6,373

Non-current liabilities:
Borrowings	12,112	11,385
Other liabilities	2,977	3,536
Deferred income taxes	6,053	5,200
Minority interest in subsidiaries	413	281
Commitments and contingencies

Stockholders’ Equity:
Class A common stock, $0.01 par value	22	22
Class B common stock, $0.01 par value	10	10
Additional paid-in capital	27,781	28,153
Retained earnings and accumulated other comprehensive income	4,425	1,689

Total stockholders’ equity	32,238	29,874

Total liabilities and stockholders’ equity	$61,614	$56,649

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2007

CONSOLIDATED STATEMENTS OF CASH FLOWS

	9 Months Ended March 31,
	2007	2006
	US $ Millions
Operating activities:
Net income	$2,536	$1,462
Gain on disposition of discontinued operations, net of tax	—	(381)
Cumulative effect of accounting change, net of tax	—	1,013

Income from continuing operations	2,536	2,094
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	637	561
Amortization of cable distribution investments	56	78
Equity earnings of affiliates	(747)	(610)
Cash distributions received from affiliates	145	111
Other, net	(493)	(243)
Minority interest in subsidiaries, net of tax	46	44
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(546)	(692)
Inventories, net	(593)	(995)
Accounts payable and other liabilities	1,487	1,701

Net cash provided by operating activities	2,528	2,049

Investing activities:
Property, plant and equipment, net of acquisitions	(904)	(648)
Acquisitions, net of cash acquired	(589)	(1,578)
Investments in equity affiliates	(120)	(39)
Other investments	(316)	(46)
Proceeds from sale of investments and other non-current assets	410	404
Proceeds from disposition of discontinued operations	—	395

Net cash used in investing activities	(1,519)	(1,512)

Financing activities:
Borrowings	1,181	1,149
Repayment of borrowings	(190)	(839)
Issuance of shares	350	110
Repurchase of shares	(783)	(1,810)
Dividends paid	(186)	(246)

Net cash provided by (used in) financing activities	372	(1,636)

Net increase (decrease) in cash and cash equivalents	1,381	(1,099)
Cash and cash equivalents, beginning of period	5,783	6,470
Exchange movement on opening cash balance	82	(47)

Cash and cash equivalents, end of period	$7,246	$5,324

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2007

SEGMENT INFORMATION

	3 Months Ended		9 Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
	US $ Millions
Revenues

Filmed Entertainment	$1,802	$1,388	$5,280	$4,414
Television	1,568	1,347	4,271	3,991
Cable Network Programming	998	839	2,807	2,424
Direct Broadcast Satellite Television	825	675	2,211	1,793
Magazines and Inserts	303	300	844	832
Newspapers	1,123	1,015	3,290	3,037
Book Publishing	291	275	1,052	1,056
Other	620	359	1,533	998

	$7,530	$6,198	$21,288	$18,545

Operating Income

Filmed Entertainment	$410	$225	$1,119	$892
Television	273	286	577	629
Cable Network Programming	282	211	806	670
Direct Broadcast Satellite Television	91	69	66	(45)
Magazines and Inserts	102	90	254	242
Newspapers	156	153	450	347
Book Publishing	29	26	138	173
Other	(104)	(49)	(176)	(68)

	$1,239	$1,011	$3,234	$2,840

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2007

NOTE 1 - SUPPLEMENTAL EARNINGS PER SHARE DATA

Earnings per share is presented on a combined basis as the Company will not be required to present the two class method beginning in Fiscal 2008. Currently under US GAAP, earnings per share is computed individually for the Class A and Class B shares. Class A non-voting shares carry rights to a greater dividend than Class B voting shares through fiscal 2007. As such, net income available to the Company’s common stockholders is allocated between our two classes of common stock. The allocation between classes was based upon the two-class method. Earnings per share by class and by total weighted average shares outstanding (Class A and Class B combined) is as follows:

	3 Months Ended		9 Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Basic earnings per share:
Income from continuing operations
Class A	$0.29	$0.27	$0.85	$0.68
Class B	$0.24	$0.23	$0.71	$0.57
Total	$0.28	$0.26	$0.80	$0.65
Gain on disposition of discontinued operations, net of tax
Class A	$—	$—	$—	$0.12
Class B	$—	$—	$—	$0.10
Total	$—	$—	$—	$0.12
Cumulative effect of accounting change, net of tax
Class A	$—	$—	$—	$(0.33)
Class B	$—	$—	$—	$(0.28)
Total	$—	$—	$—	$(0.31)
Net income
Class A	$0.29	$0.27	$0.85	$0.48
Class B	$0.24	$0.23	$0.71	$0.40
Total	$0.28	$0.26	$0.80	$0.45

Diluted earnings per share:
Income from continuing operations
Class A	$0.29	$0.27	$0.84	$0.68
Class B	$0.24	$0.22	$0.70	$0.57
Total	$0.27	$0.26	$0.80	$0.64
Gain on disposition of discontinued operations, net of tax
Class A	$—	$—	$—	$0.12
Class B	$—	$—	$—	$0.10
Total	$—	$—	$—	$0.12
Cumulative effect of accounting change, net of tax
Class A	$—	$—	$—	$(0.33)
Class B	$—	$—	$—	$(0.27)
Total	$—	$—	$—	$(0.31)
Net income
Class A	$0.29	$0.27	$0.84	$0.48
Class B	$0.24	$0.22	$0.70	$0.40
Total	$0.27	$0.26	$0.80	$0.45
Weighted average shares outstanding (diluted), in millions:
Class A	2,198	2,203	2,195	2,227
Class B	987	1,004	987	1,020

Total	3,185	3,207	3,182	3,247

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2007

NOTE 2 - OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	3 Months Ended		9 Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
	US $ Millions
Operating income	$1,239	$1,011	$3,234	$2,840
Depreciation and amortization	224	189	637	561
Amortization of cable distribution investments	17	25	56	78

Operating income before depreciation and amortization	$1,480	$1,225	$3,927	$3,479

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2007

	For the Three Months Ended March 31, 2007 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$410	$22	$—	$432
Television	273	23	—	296
Cable Network Programming	282	15	17	314
Direct Broadcast Satellite Television	91	49	—	140
Magazines and Inserts	102	2	—	104
Newspapers	156	72	—	228
Book Publishing	29	2	—	31
Other	(104)	39	—	(65)

Consolidated Total	$1,239	$224	$17	$1,480

	For the Three Months Ended March 31, 2006 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$225	$17	$—	$242
Television	286	24	—	310
Cable Network Programming	211	13	25	249
Direct Broadcast Satellite Television	69	37	—	106
Magazines and Inserts	90	2	—	92
Newspapers	153	65	—	218
Book Publishing	26	2	—	28
Other	(49)	29	—	(20)

Consolidated Total	$1,011	$189	$25	$1,225

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2007

	For the Nine Months Ended March 31, 2007 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$1,119	$62	$—	$1,181
Television	577	68	—	645
Cable Network Programming	806	42	56	904
Direct Broadcast Satellite Television	66	140	—	206
Magazines and Inserts	254	6	—	260
Newspapers	450	207	—	657
Book Publishing	138	6	—	144
Other	(176)	106	—	(70)

Consolidated Total	$3,234	$637	$56	$3,927

	For the Nine Months Ended March 31, 2006 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$892	$63	$—	$955
Television	629	66	—	695
Cable Network Programming	670	38	78	786
Direct Broadcast Satellite Television	(45)	121	—	76
Magazines and Inserts	242	5	—	247
Newspapers	347	196	—	543
Book Publishing	173	5	—	178
Other	(68)	67	—	(1)

Consolidated Total	$2,840	$561	$78	$3,479